EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

among

DIAMOND RESORTS, LLC,

DRS ACQUISITION CORP.

and

SUNTERRA CORPORATION

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 9, 2007 (the “Agreement”), among Sunterra Corporation, a Maryland corporation (the “Company”), Diamond Resorts, LLC, a Nevada limited liability company (“Parent”), DRS Acquisition Corp., a Maryland corporation and an affiliate controlled by Parent (“Purchaser”) and Stephen J. Cloobeck (“Cloobeck”) (solely for purposes of Section 8.03(d) hereof).

WITNESSETH:

WHEREAS, the Board of Directors of Purchaser, the Board of Directors of the Company (the “Company’s Board of Directors”), and the Managing Member of Parent (both on its own behalf and as the sole stockholder of Purchaser), have approved and/or recommended, as applicable, the Merger (as that capitalized term is defined below), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that Purchaser shall make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares (the “Shares”) of the common stock, $0.01 par value, of the Company (the “Common Stock”) at a purchase price of $16.00 per Share (such price or such higher price as may be paid in the Offer, the “Offer Price”), net to each seller of Shares in cash, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Purchaser, the Company’s Board of Directors, and the Managing Member of Parent (both on its own behalf and as the sole stockholder of Purchaser), have each approved and/or recommended, as applicable, this Agreement, the Offer, and the subsequent merger of Purchaser with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company’s Board of Directors (i) has approved the Offer, and approved, recommended, and declared advisable the Merger and this Agreement, (ii) has recommended that the holders of such Shares accept the Offer and approve this Agreement and the transactions contemplated hereby, and (iii) has determined that the consideration to be paid for each Share in the Offer is fair to the holders of such Shares;

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

WHEREAS, capitalized terms not defined in the context in the Section in which they first appear shall have the meanings set forth in Section 9.12.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.01 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with its terms, Purchaser shall (and Parent shall cause Purchaser to), commence (within the meaning of Rule 14d-2 under the Exchange Act), as promptly as reasonable and practicable but in no event later than five (5) Business Days after the date hereof, the Offer at the Offer Price. The obligation of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject only to (i) the satisfaction or waiver of the conditions set forth in Annex I, and (ii) the satisfaction or waiver of the conditions set forth in Annex II. The conditions to the Offer set forth in Annex I are for the sole benefit of Parent and Purchaser, and Parent and Purchaser reserve the right, in their sole discretion, subject to applicable Law to waive any such condition in Annex I. The initial expiration date of the Offer shall be 5:00 pm (EST) on the 40th calendar day following commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act). Notwithstanding the foregoing, Purchaser may (i) extend the Offer one or more times beyond the initial scheduled expiration date or any subsequent scheduled expiration date, but in no event beyond the 70th calendar day following the commencement of the Offer without the Company’s consent, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser’s obligation to accept for payment and to pay for Shares tendered shall not be satisfied or, to the extent permitted by this Agreement, waived, and (ii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer; provided, however, that the foregoing clauses (i) and (ii) of this Section 1.01(a) shall not be deemed to impair, limit or otherwise restrict the right of any party to terminate this Agreement pursuant to the terms of Section 8.01 hereof. Notwithstanding the foregoing, if at the end of the 40th calendar day following commencement of the Offer or at the end of any subsequent scheduled expiration date, all conditions to the Offer have been satisfied and/or waived other than the Minimum Condition, Purchaser shall (and Parent shall cause Purchaser to), if requested by the Company, extend the expiration of the Offer one or more times; provided, that Purchaser shall not be obligated to extend the Offer beyond 5:00 pm (EST) on the 70th calendar day following commencement of the Offer. Each extension of the Offer pursuant to this Section 1.01(a) shall not exceed the lesser of five (5) Business Days (or such longer period as the Company and Purchaser may agree in writing in any particular instance) or such fewer number of days that Purchaser and the Company reasonably believe are necessary to cause the conditions of the Offer set forth in Annex I and Annex II hereto to be satisfied. Subject to the terms of this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex I and Annex II hereto as of any expiration date of the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after it is permitted to do so under applicable Law (but in no event later than three (3) Business Days after such expiration date of the Offer). On or prior to the date that Purchaser becomes obligated to pay for Shares pursuant to the Offer, Parent shall provide or cause to be provided to Purchaser the funds necessary to pay for all Shares that Purchaser becomes so obligated to pay for pursuant to the Offer. The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer.

(b) Subject to Section 1.01(a), Purchaser expressly reserves the right, in its sole discretion, to modify the terms and conditions of the Offer, including, without limitation, to extend the Offer beyond any scheduled expiration date; provided, however, that, without the prior written consent of the Company, Purchaser shall not (i) decrease the Offer Price or change the form of consideration payable in the Offer (other than by adding consideration), (ii) seek to purchase less than all outstanding Shares, (iii) impose material conditions to the Offer in addition to those set forth in Annex I or otherwise modify or amend any of the conditions to the Offer set forth in Annex I that are in a manner adverse to the holders of Shares, or (iv) waive the conditions set forth in Annex II. Upon the terms and subject to the conditions of the Offer and this Agreement, Purchaser shall accept for payment and purchase all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) subject to the conditions set forth in Annex I and Annex II. As soon as reasonably practicable on the date the Offer is commenced, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer that (i) will comply in all material respects with the provisions of all applicable federal securities Laws (other than with respect to the accuracy or completeness of information supplied by the Company for inclusion or incorporation by reference into the Schedule TO or other Offer Documents), (ii) will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and a form of the related letter of transmittal, and (iii) may contain a summary advertisement (at Parent’s sole discretion), which documents, together with any supplements or amendments thereto, are referred to collectively herein as the “Offer Documents.” Parent and Purchaser shall cause the Offer Documents to be mailed to the holders of Shares as and to the extent required by applicable securities laws. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that the Schedule TO or the Offer Documents shall be, or have become, false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case to the extent required by applicable federal securities Laws. Parent and Purchaser shall provide the Company and its counsel with a reasonable opportunity to review and comment on the Schedule TO and any Offer Documents before they are filed with the SEC and mailed to the holders of Shares. In addition, Parent and Purchaser agree to provide the Company and its counsel with any comments, whether written or oral, that Parent or Purchaser or their counsel may receive from time to time from the SEC or its staff promptly after receipt of such comments, to consult with the Company and its counsel prior to responding to any such comments and to provide the Company with copies of all such responses, whether written or oral.

Section 1.02 Company Action.

(a) The Company’s Board of Directors, at a meeting duly called and held on March 9, 2007 has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger; (ii) resolved, subject to Section 5.02, to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, (iii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to, and in the best interests of the stockholders of the Company and that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of Shares; and (iv) took all other action (including all required amendments to the By-Laws of the Company) necessary to render Sections 3-602 and 3-701 through 3-710 of the MGCL and other state takeover statutes inapplicable to the transactions contemplated by the Offer, the Merger and this Agreement and the transactions contemplated hereby and thereby. Unless the recommendation of the Company’s Board of Directors is withdrawn in accordance with the terms of this Agreement, the Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company’s Board of Directors described in this Section 1.02.

(b) The Company shall file with the SEC, as promptly as practicable after the filing by Purchaser of the Schedule TO with respect to the Offer but in any event on the date of commencement of the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that (i) will comply in all material respects with the provisions of all applicable federal securities Laws, and (ii) unless the recommendation of the Company’s Board of Directors is withdrawn in accordance with Section 6.03, will include the recommendations of the Company’s Board of Directors referred to in clause (ii) of Section 1.02(a) and the opinion(s) of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Duff & Phelps, LLC (collectively, the “Company Financial Advisors”) referred to in Section 4.18. The Company agrees to mail such Schedule 14D-9 to the holders of Shares. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that the Schedule 14D-9 shall be, or have become, false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and mailed to the Company’s stockholders, in each case to the extent required by applicable federal securities Laws. The Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC and mailed to holders of Shares. In addition, the Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, to consult with Parent and its counsel prior to responding to any such comments and to provide Parent with copies of all such responses, whether written or oral.

(c) In connection with the Offer, the Company shall promptly on Parent’s request furnish Parent and Purchaser with mailing labels, security position listings, any available non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Common Stock as of the most recent practicable date and shall furnish Purchaser with such additional available information (including, but not limited to, updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. The Company represents and warrants to Parent and Purchaser that it has been advised that each of its directors and executive officers intends to tender pursuant to the Offer all the Common Stock owned of record and beneficially by him or her except to the extent such tender would violate applicable federal securities laws. Subject to the requirements of applicable Law, and except for such steps as are necessary to mail the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with Section 8.01 or if the Offer is otherwise terminated, shall promptly deliver or cause to be delivered to the Company all copies of such information, labels, listings and files then in their possession or in the possession of their agents or representatives.

(d) Provided that this Agreement has not been terminated in accordance with Section 8.01, Parent and Purchaser agree that in the event that the aggregate number of shares of Common Stock validly tendered and not withdrawn by an applicable Offer expiration date when taken together with all shares of Common Stock then owned by Parent, Purchaser and their affiliates (collectively, the “Base Shares”) equal or exceed at least 80% of the shares of Common Stock issued and outstanding immediately prior to the acceptance for payment and purchase of all Shares validly tendered pursuant to the Offer, Purchaser shall (and Parent shall cause Purchaser to) purchase (the “Top-Up Purchase”) at a price per share equal to the Offer Price up to that number of newly issued shares of the Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Common Stock that, when added to the Base Shares shall constitute a sufficient number of shares of Common Stock to effect a short-form merger under Section 3-106 of the MGCL; provided, that the foregoing percentage may be reduced by the Company in its sole discretion to the extent of available authorized shares. The Top-Up Purchase must be consummated by Purchaser on the Business Day following the applicable Offer expiration date contemporaneously with the acceptance for payment and purchase of all Shares validly tendered pursuant to the Offer. The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act of 1933, as amended. The Company shall promptly issue and deliver to the Purchaser the Top-Up Shares, and the Parent or Purchaser shall promptly pay to the Company the Offer Price for such Top-Up Shares either, at the election of Purchaser, (i) in cash by wire transfer or cashier’s check, (ii) by issuance by Purchaser to the Company of a promissory note on terms reasonably satisfactory to the Company or (iii) by a combination of the foregoing.

(e) Purchaser shall (and Parent shall cause Purchaser to) include in the Schedule TO disclosure that is reasonably designed to provide broad, non-discretionary distribution to the public of all material nonpublic information provided or made available to the Parent or the Purchaser.

(f) The Company shall take such action as may be required to cause the election of those individuals set forth on Company Disclosure Schedule 1.02(f) to the Company’s Board of Directors effective upon consummation of the Offer.

ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the MGCL, Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the “Surviving Corporation.”

Section 2.02 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the first Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP, 10250 Constellation Boulevard, Los Angeles, California, 90067, unless another date, time or place is agreed to in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Maryland State Department of Assessments and Taxation (the “MSDAT”) the articles of merger (the “Articles of Merger”). The Merger shall become effective as set forth in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.04 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.05 Charter; By-Laws; Directors and Officers.

(a) At the Effective Time, the charter of the Company (the “Charter”), as in effect immediately before the Effective Time, shall be the Charter of the Surviving Corporation, until thereafter amended as provided by Law and such Charter.

(b) At the Effective Time, the by-laws of the Company (the “By-Laws”), as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Law, the Charter of the Surviving Corporation and such By-Laws.

(c) The directors set forth on Company Disclosure Schedule 1.02(f) shall be the initial directors of the Surviving Corporation.

Section 2.06 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the following securities:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.06(b) and any Dissenting Shares) shall be canceled and be converted into the right to receive an amount equal to the Offer Price in cash payable to the holder thereof, without interest (the “Merger Consideration”), upon surrender of the certificate (or evidence of Shares in book entry form) representing such Share, less any withholding taxes.

(b) Each Share held in the treasury of the Company or owned by any Subsidiary of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and no payment or other consideration shall be made with respect thereto.

(c) Each share of common stock, $0.0l par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and nonassessable share of common stock, $0.0l par value, of the Surviving Corporation.

Section 2.07 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, but only to the extent required by the MGCL, Shares that are issued and outstanding immediately prior to the Effective Time and held by any stockholder who has not voted in favor of or consented to the Merger and who is entitled to demand and properly demands appraisal of his or her Shares pursuant to the MGCL and complies with all the provisions of the MGCL concerning the right of holders of Shares to demand appraisal of their Shares in connection with the Merger (collectively, the “Dissenting Shares”) shall not be converted into or exchangeable for the right to receive the Merger Consideration, but shall become the right to receive such cash consideration as may be determined to be due to such stockholder as provided in the MGCL. If, however, such stockholder withdraws his or her demand for appraisal or fails to perfect or otherwise loses his or her right of appraisal, in any case pursuant to the MGCL, his or her Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 2.06(a), without any interest thereon, upon surrender of the certificate or certificates representing such Shares.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle, offer to settle or otherwise negotiate, any such demands.

Section 2.08 Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as paying agent in the Merger (the “Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.06(a). Parent shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this paragraph. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by Parent.

(b) As soon as reasonably practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (or shares in book-entry form) that immediately prior to the Effective Time represented Shares (the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided in Section 2.06(a). Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.06(a), and the Certificate so surrendered shall forthwith be canceled.

(c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Paying Agent that such tax either has been paid or is not payable. If a mutilated Certificate is surrendered to the Paying Agent or if the holder of a Certificate submits an affidavit to the Paying Agent stating that the Certificate has been lost, destroyed or wrongfully taken, such holder shall, if required by Parent, furnish an indemnity bond sufficient in the reasonable judgment of Parent to protect Parent, the Surviving Corporation and the Paying Agent from any loss that any of them may suffer.

(d) Promptly following the date which is six months after the Effective Time, the Paying Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares to be canceled pursuant to Section 2.06(b)) shall look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. Notwithstanding the foregoing, none of Parent, Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Parent (or any Affiliate thereof) or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Parent or the Paying Agent.

(f) All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall not be any further registration of transfers of Shares that were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in Section 2.06(a) and this Section 2.08.

Section 2.09 Stock Plans.

(a) Subject to Sections 2.09(b) through (h) inclusive and except as set forth on Company Disclosure Schedule 2.09(a), prior to the expiration of the Offer, the Company’s Board of Directors (or, if appropriate, any other committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the termination or cancellation, as applicable, effective as of the Effective Time and subject to the Purchaser purchasing the requisite shares of Common Stock in the Offer, of all stock options for the issuance or grant of any interest in respect of the capital stock of the Company or any Company Subsidiary (collectively, the “Options”), and stock option plans or any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any Company Subsidiary (the “Stock Plans”). Subject to Sections 2.09(b) through (h) inclusive and except as set forth on Company Disclosure Schedule 2.09(a), immediately prior to the Effective Time, each such Option (whether vested or unvested) shall no longer be exercisable and shall be cancelled or terminated without any payment therefor.

(b) Prior to the expiration of the Offer, the Company’s Board of Directors (or any other committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the automatic acceleration of vesting and the conversion, effective at the Effective Time and subject to the Purchaser purchasing the requisite shares of Common Stock in the Offer, of any options to acquire shares of Common Stock with an exercise price that is less than the Offer Price, both vested and unvested, and which are outstanding at the time of the commencement of the Offer (“In-the-Money Option(s)”), into the right, in full settlement thereof, to receive a payment in cash by the Company (subject to any applicable withholding taxes), through the Paying Agent, equal to the product of (a) the total number of shares of Common Stock subject to such In-the-Money Options and (b) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such In-the-Money Options (such amounts payable hereunder being referred to as the “In-the-Money Option Cash Payment(s)”), without payment to the Company of the exercise price under such In-the-Money Options. The Company’s obligations with respect to the payment of the In-the-Money Option Cash Payments shall be conditioned on consummation of the Merger at the Effective Time.

(c) The Surviving Corporation shall, following the Effective Time, make available or cause to be made available to the Paying Agent cash in amounts necessary for the payment of the aggregate In-the-Money Option Cash Payments under Section 2.09(b) to which holders of such rights shall be entitled at the Effective Time. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by the Surviving Corporation.

(d) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an In-the-Money Option a copy of an Option Cancellation Agreement, substantially in the form attached hereto as Exhibit A (“Option Cancellation Agreement”), together with a letter (which shall be in a form and have such other provisions as the Surviving Corporation may reasonably specify) including instructions for effecting the surrender of the Option Cancellation Agreements in exchange for the In-the-Money Option Cash Payments pursuant to Section 2.09(b), as applicable. No In-the-Money Option Cash Payment will be made by the Paying Agent on behalf of the Company with respect to an In-the-Money Option, to the holder thereof until receipt by the Company or the Paying Agent, as applicable, of an Option Cancellation Agreement with respect to the related In-the-Money Option, properly completed and signed by the record holder of such In-the-Money Option. The Company (prior to the Effective Time), and the Surviving Corporation (after the Effective Time), shall be required to deliver to the Paying Agent all such executed Option Cancellation Agreements promptly after receipt. Upon proper delivery of an Option Cancellation Agreement to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Option Cancellation Agreement shall be entitled to receive in exchange therefor the amount of the In-the-Money Option Cash Payment pursuant to Section 2.09(b), without interest.

(e) If any payment pursuant to this Section 2.09 is to be made to a Person other than the Person in whose name an In-the-Money Option is registered, it shall be a condition to such payment that the Option Cancellation Agreement so delivered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the In-the-Money Option or shall have established to the satisfaction of Parent or the Paying Agent that such tax either has been paid or is not payable.

(f) Promptly following the date which is six months after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated by this Section 2.09, and the Paying Agent’s duties shall terminate. Thereafter, each holder of an In-the-Money Option canceled pursuant to this Section 2.09 shall look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) and only as general creditors thereof, with respect to any In-the-Money Option Cash Payment that may be payable upon due surrender of an Option Cancellation Agreement, duly completed and executed. Notwithstanding the foregoing, none of Parent, Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) The Surviving Corporation (or any Affiliate thereof) or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 2.09 such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of such payments in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

(h) All In-the-Money Option Cash Payments shall be deemed to have been paid in full satisfaction of all rights pertaining to the respective In-the-Money Options.

Section 2.10 Warrants and Convertible Securities. From and after the Effective Time, Parent shall take all such action as may be necessary so that holders of Warrants and Convertible Securities referred to in Section 4.01 shall be lawfully and adequately provided for in accordance with the provisions of the agreements relating to such Warrants and Convertible Securities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

Section 3.01 Corporate Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. Parent and Purchaser have all requisite power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Parent and Purchaser pursuant hereto and to carry out the transactions contemplated hereby and thereby.

Section 3.02 Authority Relative to this Agreement. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Parent and Purchaser pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Managing Member of Parent and the Board of Directors of Purchaser and adopted by Parent as sole stockholder of Purchaser. No other or further corporate or limited liability company act or proceeding on the part of Parent or Purchaser or its Managing Member or stockholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Parent and Purchaser pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Parent and Purchaser pursuant hereto will constitute, valid and binding agreements of Parent and Purchaser, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

Section 3.03 No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement, nor the other documents and instruments to be executed and delivered by Purchaser pursuant hereto or thereto, nor the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby (a) assuming all notices, reports or other filings described in this Section 3.03 have been given or made, will violate any Laws or Orders of any Governmental Entity applicable to Parent or Purchaser, (b) except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the MGCL, (iii) filings as may be required by any applicable state takeover or “blue sky” Laws, and (iv) filings as would not prevent or materially delay the consummation of the Offer and the Merger, will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity, or (c) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the charter, bylaws or similar organizational documents of Parent or Purchaser or of any Contract or restriction of any kind or character to which Parent or Purchaser is a party or by which Parent or Purchaser or any of its assets or properties may be bound or affected.

Section 3.04 Brokers. Except for UBS Securities, LLC and Credit Suisse, the fees and expenses of which will be paid by Parent and/or Purchaser, none of Parent, Purchaser or any of their respective partners, directors, officers, employees or agents have retained, employed or used any investment banking firm, broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any investment banking, broker’s or finder’s fees.

Section 3.05 Offer Documents. The Offer Documents will not, at the respective times the Offer Documents are filed with the SEC or first published, sent or given to the Company’s stockholders or at the expiration of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to statements made or incorporated by reference in any of the foregoing documents based upon information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.06 Ownership and Operations of Purchaser. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 3.07 Financing.

(a) Parent and Purchaser will have sufficient funds to enable Purchaser to acquire all the outstanding Shares in the Offer at the Purchase Date and to consummate the Merger at the Effective Time.

(b) Parent has provided to the Company true, complete and correct copies of (i) fully executed commitment letter, dated the date of this Agreement, to provide equity financing in an aggregate amount set forth therein (the “Equity Commitment Letter”) and (ii) fully executed commitment letter(s), dated as of the date of this Agreement (the “Debt Commitment Letter”) pursuant to which Credit Suisse (the “Lenders”) have committed, subject to the terms thereof, to provide debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing,” and together with the financing referred to in clause (i) being collectively referred to as the “Financing”). As of the date of this Agreement, neither the Equity Commitment Letter or Debt Commitment Letter has been amended or modified, no such amendment or modification is contemplated, and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent has fully paid any and all commitment fees or other fees in connection with the Equity Commitment Letter and the Debt Commitment Letter that are payable on or prior to the date hereof, and the Equity Commitment Letter and the Debt Commitment Letter are in full force and effect and are the valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, of the other parties thereto. There are no conditions precedent related to the funding of the full amount of the Financing, other than as set forth in or expressly contemplated by the Equity Commitment Letter or the Debt Commitment Letter, respectively. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Purchaser under any term or condition of the Equity Commitment Letter and the Debt Commitment Letter and, as of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Purchaser at the dates that Purchaser becomes obligated to accept for payment and pay for Shares pursuant to the Offer and at the Effective Time, as applicable.

Section 3.08 Other Matters. Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Purchaser acknowledges and agrees that (a) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Articles IV or V hereof, and (b) none of Parent or Purchaser has been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Articles IV or V of this Agreement. Without limiting the generality of the foregoing, each of Parent and Purchaser acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Purchaser or any of their respective representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY REGARDING THE

NORTH AMERICAN BUSINESS

Solely with respect to the North American Business, the Company represents and warrants to Parent and Purchaser that except as disclosed in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any matter disclosed in the Company Disclosure Schedule shall be deemed disclosed with respect to any section of this Article IV to which the matter relates to the extent the relevance of such matter to such section is reasonably apparent):

Section 4.01 Corporate.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland.

(b) The Company has all requisite corporate power and authority to own, operate and lease its assets, to carry on its business as and where such is currently being conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by the Company pursuant hereto and thereto and to carry out the transactions contemplated hereby and thereby.

(c) Except as set forth on Company Disclosure Schedule 4.01(c), the Company is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the assets owned or leased by it, or the nature of its business, makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Company Disclosure Schedule 4.01(d) contains a true, correct and complete list of the name and jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of such Company Subsidiary’s outstanding equity ownership interests owned directly or indirectly by the Company. All outstanding capital stock and other equity or ownership interests of each Company Subsidiary owned, directly or indirectly, by the Company are free and clear of any Liens and are validly issued, fully paid and nonassessable. The Company has the right to elect or appoint at least a majority of directors to the boards of directors (or similar governing body), or to otherwise control the operation, of each Company Subsidiary. Except as set forth on Company Disclosure Schedule 4.01(d), the Company does not directly or indirectly own any capital stock or other equity or ownership interest of any other corporation, limited liability company, partnership or other entity. Except as set forth on Company Disclosure Schedule 4.01(d), each Company Subsidiary (A) is a corporation, limited liability company, partnership or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (B) has full corporate or other power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases, and (C) is in good standing and is duly qualified to do business as a foreign corporation or other entity in each jurisdiction wherein the character of the properties owned by it, or the nature of its business, makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) The Company has made available to Purchaser by posting in the Data Room true, correct and complete copies of its and each Company Subsidiary’s charter, bylaws and similar organizational documents, including any amendments thereto. The corporate minute books and stock records, or equivalent books and records, of the Company and each Company Subsidiary relating to corporate actions of the Company taken prior to the date hereof shall be made available for Purchaser’s inspection by posting in the Data Room no later than 10 days after the date of this Agreement, provided that minutes relating to meetings that take place after the date hereof shall be posted to the Data Room no later than 10 days after such meetings. When posted in the Data Room, such corporate minute books and stock records, or equivalent books and records shall be true and correct copies of such documents and shall accurately reflect all material corporate action taken by the Company and each Company Subsidiary at the meetings or proceedings reflected therein, except for such redactions to minutes that the Company determines, in its reasonable judgment, are necessary to protect any confidentiality obligation owing to a third party and any attorney-client privilege. Set forth in Company Disclosure Schedule 4.01(e) is a true, correct and complete list of the directors and officers, or equivalent governing and managing Persons, of the Company and each Company Subsidiary.

(f) The authorized capital stock of the Company consists entirely of 75,000,000 shares of Common Stock. At the close of business on February 28, 2007, there were 20,142,797 shares of Common Stock issued and outstanding (including 28,064 undistributed Class 9 shares). There are no shares of capital stock subject to outstanding options or warrants to purchase shares of capital stock other than (i) 296,600 shares of Common Stock reserved for issuance upon the exercise of options outstanding from the Sunterra Corporation 2002 Stock Option Plan, (ii) warrants to purchase 1,190,148 shares of Common Stock issued to Merrill Lynch Mortgage Capital Inc., and warrants to purchase 600,000 shares of Common Stock issued to Mellon Investor Services, LLC (collectively, the “Warrants”) and (iii) 5,937,757 shares of Common Stock reserved for issuance upon conversion of the Company’s 3- 3/4% of Senior Subordinated Convertible Notes due 2024 (the “Convertible Securities”). All shares of the Company’s issued and outstanding capital stock are validly issued, fully paid and nonassessable. Other than as set forth in this Section 4.01(f) or on Company Disclosure Schedule 4.01(f), there are no (i) securities convertible into or exchangeable for any capital stock or other securities of the Company, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities that are convertible into or exchangeable for capital stock or other securities of the Company or (iii) any other Contracts to which the Company is a party relating to the issuance, sale or transfer of any capital stock or other securities of the Company, any such convertible or exchangeable securities, or any such options, warrants or other rights.

Section 4.02 Authority. The Company has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceeding is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Parent and Purchaser, constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

Section 4.03 No Violation.

(a) Except as set forth on Company Disclosure Schedule 4.03(a), the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) assuming all notices, reports or other filings described in clauses (i) through (iv) of Section 4.03(b) have been given or made, conflict with or violate any Law or Order of any Governmental Entity applicable to the Company or by which any of its property is bound or affected, (ii) violate or conflict with either the Charter or By-Laws of the Company or (iii) result in any violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of the Company pursuant to, any note, bond, mortgage, indenture, Contract, instrument, permit, license, franchise or other obligation to which the Company is a party or by which the Company or its property is bound or affected, except for, in the case of clauses (i) and (iii), conflicts, violations, breaches or defaults that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b) Except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the MGCL, (iii) filings as may be required by any applicable state takeover or “blue sky” Laws, and (iv) filings as would not prevent or delay the consummation of the Offer and the Merger, the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (A) where the failure to obtain such waivers, consents, approvals or authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (B) in connection with any submission required above.

Section 4.04 Financial Statement Information. Included as Company Disclosure Schedule 4.04 are unaudited and internally prepared balance sheets of the North American operations of the Company as of September 30, 2006 and December 31, 2006 (the “Schedule of Assets/Liabilities”), and unaudited and internally prepared statements of operations and cash flows of the North American operations of Company for the fiscal year ended September 30, 2006 and the fiscal quarter ended December 31, 2006 (collectively with the Schedule of Assets/Liabilities, the “Schedule of Financial Information”). The Schedule of Financial Information fairly presents in all material respects, as the case may be, the financial position of the North American operations as of the dates thereof and the results of North American operations and cash flows for the periods covered thereby, except as set forth in, and subject to, the specific exceptions set forth in the Schedule of Financial Information.

Section 4.05 Tax Matters. Except as set forth in Company Disclosure Schedule 4.05:

(a) All Taxes of the Company and Company Subsidiaries attributable to periods preceding or ending with the date of the Schedule of Assets/Liabilities have been paid or have been included in a liability accrual for the specific Taxes on the Schedule of Assets/Liabilities.

(b) All material Tax Returns required to be filed by or on behalf of the Company and each Company Subsidiary have been filed. All Taxes owed, and the Taxes shown as due on such Tax Returns, were paid or adequately accrued. All Tax Returns filed by the Company and each Company Subsidiary for each such entity’s three most recent fiscal years have been made available to Purchaser by posting in the Data Room.

(c) The Company and each Company Subsidiary has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) To the Knowledge of the Company, no claim has ever been made by any authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction or authority.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing consolidated federal income Tax Returns, other than the affiliated group of which the Company is the common parent.

(f) Neither the Company nor any Company Subsidiary is subject to any Liens for Taxes other than (i) Permitted Real Property Liens (as defined in Section 4.10(a)), and (ii) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings.

(g) Neither the Company nor any Company Subsidiary has (i) filed any consent or agreement under former Section 341(f) of the Code, (ii) applied for any Tax ruling, (iii) entered into a closing agreement as described in Section 7121 of the Code or otherwise (or any corresponding or similar provision of state, municipal, county, local, foreign or other Tax Law) or any other Contract with any Tax authority, or (iv) made any payments, or been a party to a Contract (including this Agreement) that under any circumstances could obligate it to make payments (either before or after the Closing Date) that will not be deductible because of Section 162(m) or Section 280G of the Code.

Section 4.06 Absence of Certain Changes. Except as contemplated by this Agreement or set forth in Company Disclosure Schedule 4.06, since September 30, 2006, (a) the Company has carried on and operated the North American Business in all material respects in the Ordinary Course of Business and (b) there have not been any events, changes or occurrences that have had a Material Adverse Effect on the North American Business. Notwithstanding the foregoing, since September 30, 2006, there has not been:

(a) Any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the North American Business of the Company.

(b) Any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any Company Subsidiary; any redemption, purchase or other acquisition by the Company or any Company Subsidiary of the capital stock of any such entity, or any security relating to such capital stock; or any other payment to a stockholder of the Company or to any stockholder of a Company Subsidiary in his or her capacity as a stockholder.

(c) Any material change in the Company’s or any Company Subsidiary’s financial or Tax accounting principles or methods, except as required by GAAP.

Section 4.07 Absence of Undisclosed Liabilities. Except as and to the extent specifically (i) set forth in the Schedule of Assets/Liabilities at September 30, 2006, or (ii) disclosed in Company Disclosure Schedule 4.07, neither the Company nor any Company Subsidiary has any Liabilities of a nature required to be disclosed on a balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than commercial Liabilities incurred since September 30, 2006 in the Ordinary Course of Business, or which would not reasonably be expected to have a Material Adverse Effect.

Section 4.08 No Litigation. Except for collection actions arising in the Ordinary Course of Business, or as otherwise set forth in Company Disclosure Schedule 4.08, there is no Litigation pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any of their respective businesses or assets is subject to any Order that would be reasonably expected to have a Material Adverse Effect.

Section 4.09 Laws and Orders; Licenses and Permits; Environmental Matters. Except as set forth on Company Disclosure Schedule 4.09:

(a) The Company and each Company Subsidiary is in compliance with all Laws and Orders except to the extent where noncompliance therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor, to the Knowledge of the Company, any Company Subsidiary has received written notice of any violation or alleged violation of any Laws or Orders or is subject to any Liability for any past or continuing violation of any Laws or Orders where the failure to correct such violation or alleged violation would have a Material Adverse Effect. Except with respect to periodic reports and other filings required by the Exchange Act, all reports, filings and returns required to be filed by or on behalf of the Company or any Company Subsidiary with any Governmental Entity have been filed (except to the extent failure to make such filings would not reasonably be expected to have a Material Adverse Effect).

(b) The Company and each Company Subsidiary has all government licenses, permits, approvals, certifications, consents and listings of, and has duly filed all timeshare registrations with, all Governmental Entities and all certification organizations required, and all exemptions from requirements to obtain, file or apply for any of the foregoing, for the conduct of its business (as currently conducted) and the operation of its facilities, except to the extent where failure to obtain or file same or noncompliance therewith would not reasonably be expected to have a Material Adverse Effect. The Company and each Company Subsidiary is in compliance with all such government licenses, permits, approvals, certifications, consents, registration and listings, except to the extent where noncompliance therewith would not have a Material Adverse Effect.

(c) Without limiting the generality of the foregoing provisions of this Section 4.09, the Company and each Company Subsidiary is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws, except for such failures in compliance as would not reasonably be expected to have a Material Adverse Effect. There is no Litigation nor any demand, claim, hearing, notice of violation or demand letter pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary relating to the Environmental Laws. To the Knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that may (i) interfere with or prevent material compliance by the Company or any Company Subsidiary with all Environmental Laws or (ii) give rise to any Liability, including Liability under the Comprehensive Environmental Response Compensation Liability Act, as amended, or similar state, or other Laws based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

Section 4.10 Title to and Condition of Properties. Except as set forth Company Disclosure Schedule 4.10:

(a) Except as set forth in the title reports and/or policies previously delivered to Parent and Purchaser by posting in the Data Room, the Company and each Company Subsidiary or the Trusts, as applicable, has, good and marketable fee title in all of the properties and assets (tangible and intangible) owned by the Company or a Company Subsidiary, as applicable, including, but not limited to, the Resorts, all assets and properties held by the Trusts, and all Undeveloped Land, free and clear of all Liens, except for (i) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, (ii) Liens arising from municipal and zoning ordinances and easements for public utilities, none of which interfere with the conduct of the Company’s or any Company Subsidiary’s business as currently conducted, (iii) landlord’s, mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course of Business and (iv) other Liens arising in the Ordinary Course of Business that do not, individually or in the aggregate, materially impair the continued use and operation of the specific properties and assets to which they relate (collectively, the “Permitted Real Property Liens”). Other than pursuant to the terms of applicable trust agreements and declarations (which have been made available to Parent and Purchaser by posting in the Data Room), none of the Company’s, any Company Subsidiary’s, or any Trust’s owned properties or assets are subject to any restrictions with respect to the transferability thereof. The Company and the Company Subsidiaries made available by posting in the Data Room title policies, conveyance deeds and other documentation used to convey and transfer fee title to the Resorts to the Trusts. The Company properly conveyed and transferred fee title of the trust inventory to the Trusts.

(b) All material tangible assets (real and personal) owned or utilized by the Company or any Company Subsidiary are in good operating condition and repair (subject to normal wear and tear), except for such defects as would not reasonably be expected to have a Material Adverse Effect.

(c) Company Disclosure Schedule 4.10(c) sets forth all real property owned, used or occupied by the Company, each Company Subsidiary, and each Trust (the “Real Property”), including the nature of such interest in each Real Property. No material fact or condition exists that would prohibit or materially adversely affect (i) the Real Property or (ii) current ordinary rights of access to and from, the Real Property from and to the existing nearby highways and roads, and there is no pending or, to the Knowledge of the Company, threatened restriction or denial, governmental or otherwise, upon such ingress and egress. No public improvements have been commenced and, to the Knowledge of the Company, none are planned that would be reasonably likely to result in special assessments against or otherwise materially adversely affect any Real Property.

(d) Neither the whole nor any portion of the properties or assets owned by the Company, any Company Subsidiary, or any Trust is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefore.

(e) The Company and the Company Subsidiaries have taken those actions that they believed were necessary or appropriate to maintain and protect all Intellectual Property Rights that it owns with respect to the ATLAS software application. Neither the Company nor any Company Subsidiaries has granted any license to Intellectual Property Rights pertaining to the ATLAS software application. The Company has made available to Parent correct and complete copies of all registrations, applications, licenses, agreements and permissions (as amended to date) pertaining to its Intellectual Property Rights in ATLAS software application and has made available to Parent correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of such Intellectual Property Rights. The Company or a Company Subsidiary, as applicable, acquired its entire and exclusive rights to the Intellectual Property Rights to the ATLAS software application either through the efforts of its own employees and agents and independent contractors, or pursuant to valid license, sublicense, permission or other agreements, complete copies of which have been made available to Parent (the “Intellectual Property License Agreements”). Except for the rights granted under the Intellectual Property License Agreements, the Company or a Company Subsidiary owns the entire right, title and interest in and to all of the Intellectual Property Rights to the ATLAS

software application, free and clear of all Liens. There is no Litigation pending or, to the Knowledge of the Company, threatened, asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights to the ATLAS software application. To the Company’s Knowledge, the Intellectual Property Rights to the ATLAS software application are subsisting and are not invalid or unenforceable, in whole or in part.

(f) To the Knowledge of the Company, the ATLAS software application has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property, proprietary or other rights of third parties, and none of the Company or, to the Knowledge of the Company, any of the Company Subsidiaries or any of their respective directors or officers (or employees with responsibility for Intellectual Property matters) has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or a Company Subsidiary must license or refrain from using any intellectual property rights of any third party). To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of the Company or any Company Subsidiary with respect to the ATLAS software application.

Section 4.11 Insurance. Company Disclosure Schedule 4.11 sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). The Policies (i) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (iii) are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No written notice of cancellation or termination has been received by the Company with respect to any of the Policies.

Section 4.12 Contracts and Commitments.

(a) The Company has previously made available to Parent by posting in the Data Room any Contracts for which the Company is, or may be, obligated to pay, or entitled to receive, in excess of $250,000 annually.

(b) Except as expressly contemplated by this Agreement or as set forth on Company Disclosure Schedule 4.12(b), and except with respect to powers of attorney entered into in the Ordinary Course of Business, neither the Company nor any Company Subsidiary has given a power of attorney or proxy that is currently in effect to any Person for any purpose whatsoever.

(c) Except as set forth on Company Disclosure Schedule 4.12(c), neither the Company nor any Company Subsidiary has any collective bargaining Contract with any unions, guilds, shop committees or other collective bargaining groups.

(d) Except as set forth on Company Disclosure Schedule 4.12(d), to the Knowledge of the Company, neither the Company nor any Company Subsidiary has any Contract (i) prohibiting or restricting the Company or any Company Subsidiary from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world, or (ii) relating to the location of employees or a minimum number of employees to be employed by the Company or any Company Subsidiary.

(e) Except as set forth on Company Disclosure Schedule 4.12(e), neither the Company nor any Company Subsidiary is in default in any material respect under any material Contract to which it is a party or by which it is bound and, to the Knowledge of the Company, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of the Company’s or any Company Subsidiary’s obligations thereunder or result in the creation of any Lien on any of the Company’s or any Company Subsidiary’s assets except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no third party is in default in any material respect under any material Contract to which the Company or any Company Subsidiary is a party, nor, to the Knowledge of the Company, has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination.

Section 4.13 Labor Matters. Except as set forth in Company Disclosure Schedule 4.13, within the last three years, neither the Company nor any Company Subsidiary has experienced any material labor disputes, any material union organization attempts or any material work stoppages due to labor disagreements. Except for past violations set forth on Company Disclosure Schedule 4.13 or which would not be reasonably expected to have been a Material Adverse Effect, the Company and each Company Subsidiary is in material compliance with all Laws or Orders relating to employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor, to the Knowledge of the Company, any Company Subsidiary is engaged in any unfair labor practice except as would not be reasonably expected to have a Material Adverse Effect. Except as set forth in Company Disclosure Schedule 4.13, there is no material unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. Except as set forth on Company Disclosure Schedule 4.13, there are no pending labor grievances nor any arbitration proceeding arising out of or under collective bargaining agreements, except for such grievances or proceedings which would not reasonably be expected to have a Material Adverse Effect. There are no administrative charges or court complaints against the Company concerning alleged employment discrimination or other employment-related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity that would be reasonably expected to have a Material Adverse Effect.

Section 4.14 Employee Benefit Plans.

(a) Company Disclosure Schedule 4.14(a) sets forth a true, correct and complete list of all (i) material pension, thrift, savings, profit sharing, retirement, bonus,

incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, severance, vacation, sick leave, fringe or welfare benefit plans and (ii) “employee benefit plans” (as defined in Section 3(3) of ERISA) providing benefits to any current or former employee or beneficiary or dependent thereof under which the Company has any Liability, contingent or otherwise (collectively, the “Employee Plans” ). No Employee Plan is a “multiemployer plan” (as defined in Section 4001 of ERISA), and neither the Company, any Company Subsidiary nor any ERISA Affiliate has ever contributed nor been obligated to contribute to any such multiemployer plan.

(b) The Company has made available to Purchaser by posting in the Data Room true, correct and complete copies of the following information with respect to each Employee Plan to the extent applicable:

(i) the Employee Plan, including all amendments;

(ii) the most recent annual report, if required under ERISA, with respect to the Employee Plan;

(iii) the most recent summary plan description with respect to the Employee Plan/Agreement and all material employee communications relating to the Employee Plan; and

(iv) the most recent determination letter received from the IRS with respect to the Employee Plan that is intended to be qualified under Section 401 of the Code.

(c) None of the Employee Plans are subject to Title IV of ERISA.

(d) Except as set forth in Company Disclosure Schedule 4.14(d), with respect to each Employee Plan, (i) the Employee Plans have been maintained in accordance with their terms and with all applicable Laws and Orders, except for such noncompliance that would not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect; (ii) if any Employee Plan is intended to qualify under Section 401 of the Code, it has received a favorable determination letter from the IRS with respect to such qualifications, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred since the date of such letter that has or is reasonably likely to adversely affect such qualification or exemption; and (iii) there is no Litigation pending (other than routine Litigation for benefits) or, to the Knowledge of the Company, threatened with respect to the Employee Plans or against the assets of the Employee Plans.

Section 4.15 Brokers. Except as set forth on Company Disclosure Schedule 4.15, no broker, finder, consultant, or contractor or investment banker is entitled to any brokerage, finder’s or other fee, bonus, or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or a Company Subsidiary.

Section 4.16 Offer Documents. Subject to the accuracy of the representations and warranties of Parent and Purchaser in Section 3.05, the Schedule 14D-9, when filed with the SEC and first published, sent or given to stockholders of the Company, will comply in all material respects with the Exchange Act. Neither the Schedule 14D-9 nor any of the information provided by or on behalf of the Company specifically for inclusion in the Schedule TO or the Offer Documents, subject to any express limitations with respect to such information set forth therein, will, at the respective times the Schedule 14D-9, the Schedule TO and the Offer Documents or any amendments or supplements thereto are filed with the SEC or first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to written information supplied by Parent or Purchaser specifically for inclusion in the Schedule 14D-9, Schedule TO or the Offer Documents.

Section 4.17 Takeover Statutes. The Company’s Board of Directors has approved the Offer and approved, recommended and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, and such approval, recommendation and consent is sufficient to render inapplicable to the transactions contemplated by the Offer, the Merger, and this Agreement the limitations on business combinations contained in any restrictive provision of any anti-takeover Law (including, without limitation, Section 3-602 of the MGCL) or restrictive provision of any applicable anti-takeover provision in the Company’s Charter or By-Laws. The Company has amended its By-laws to render Sections 3-701 through 3-710 of the MGCL inapplicable to the Offer and the Merger. No other state takeover Law or other comparable takeover provision of the Company’s Charter or By-Laws applies to the transactions contemplated by the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement.

Section 4.18 Opinions of Financial Advisors. The Company Financial Advisors have delivered to the Company’s Board of Directors their written opinions, dated prior to or as of the date of this Agreement, that based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company’s stockholders in the Offer, and the Merger is fair from a financial point of view to such stockholders. The Company has been authorized to permit inclusion of such opinions (or a reference thereto) in the Offer Documents and the Schedule 14D-9.

Section 4.19 Time Share Operations.

(a) Since the formation of Club Sunterra Vacation Members Association, Inc., at the applicable measurement dates, Club Sunterra Development, LLC has owned the percentage of total SunOptions necessary to maintain Class B Voting rights in Club Sunterra Vacation Members Association, Inc.

(b) Since the formation of Club Sunterra Vacation Members Association Hawaii, Inc., at the applicable measurement dates, Club Sunterra Development Hawaii, LLC has owned the percentage of total SunOptions necessary to maintain Class B Voting rights in Club Sunterra Vacation Members Association Hawaii, Inc.

(c) Company Disclosure Schedule 4.19(c) sets forth all management agreements in effect as of the date of this Agreement for the management or operation by the Company or Company Subsidiary of any real estate or other properties.

(d) Company Disclosure Schedule 4.19(d) sets forth all affiliation agreements related to Club Sunterra Exchange Program. Each of such affiliation agreements has been duly executed and delivered by the Company or a Company Subsidiary, as applicable.

(e) Company Disclosure Schedule 4.19(e) sets forth all reserves and assessments declared with respect to any Real Property as of January 1, 2007, including the dollar amount of such reserves funded and the dollar amount of such assessment collected.

(f) The information contained in the “Sunterra Corporation Timeshare Resort Status” set forth in Company Disclosure Schedule 4.19(f) is true, accurate and complete in all material respect as of the date of this Agreement.

(g) The information contained in the “Net Zero Summary” set forth in Company Disclosure Schedule 4.19(g) is true, accurate and complete in all material respect as of February 28, 2007.

(h) Since January 1, 2004, all agreements establishing the terms and conditions of any non-deeded sale of any interest in any Real Property, and all agreements pertaining to the financing of such sale, have provided that the Laws of the State of Nevada would govern the enforcement and interpretation of such documents.

(i) All agreements establishing the terms and conditions of any deeded sale of any interest in any Real Property, and all agreements pertaining to the financing of such sale, have provided that the Laws of the state in which such Real Property is located would govern the enforcement and interpretation of such documents.

(j) Since January 1, 2004, neither the Company nor any Company Subsidiary has increased the interest rate on a loan issued by it except in accordance with the terms of the note or other debt instrument evidencing such loan.

(k) The Company and the Company Subsidiaries charge the same upgrade fee for financed and cash upgrades.

(l) Since January 1, 2004, all financings for the sale of deeded interests in any Real Property located in California have been arranged by one or more real estate brokers duly licensed in the State of California.

(m) Neither the Company nor a Company Subsidiary requires a buyer to use a settlement provider with which the Company or a Company Subsidiary has an “affiliated business arrangement” (as such term is defined in 12 U.S.C. § 2602(7)).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY REGARDING THE

EUROPEAN BUSINESS

Solely with respect to the European Business, the Company represents and warrants to Parent and Purchaser that except as disclosed in the Company Disclosure Schedule (it being understood that any matter disclosed in the Company Disclosure Schedule shall be deemed disclosed with respect to any section of this Article V to which the matter relates, to the extent the relevance of such matters to such section is reasonably apparent):

Section 5.01 Corporate.

(a) Sunterra Europe (Holdings) Limited (“Sunterra Europe”) is a limited liability company duly organized and validly existing under the Laws of England and Wales.

(b) Company Disclosure Schedule 5.01(b) contains a true, correct and complete list of the name and jurisdiction of incorporation or organization of each Subsidiary of Sunterra Europe (each, a “European Subsidiary”) and the percentage of such European Subsidiary’s outstanding equity ownership interests owned directly or indirectly by the Company. Except as set forth on Company Disclosure Schedule 5.01(b), all outstanding capital stock and other equity or ownership interests of each European Subsidiary owned, directly or indirectly, by the Company are free and clear of any Liens and are validly issued, fully paid and nonassessable. Sunterra Europe has the right to elect or appoint at least a majority of directors to the boards of directors (or similar governing body), or to otherwise control the operation, of each European Subsidiary. Except as set forth on Company Disclosure Schedule 5.01(b), each European Subsidiary (A) is a corporation, limited liability company, partnership or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (B) has full corporate or other power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases, and (C) is in good standing and is duly qualified to do business as a foreign corporation or other entity in each jurisdiction wherein the character of the properties owned by it, or the nature of its business, makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a European Material Adverse Effect.

Section 5.02 European Financial Statement Information.

(a) Included as Company Disclosure Schedule 5.02 is unaudited and internally prepared balance sheet of the European operations of the Company as of December 31, 2006 (the “Schedule of European Assets/Liabilities”), on which no procedures have been performed by the Company’s independent registered public accounting firm or any other third party.

(b) As noted above, the Company’s independent registered public accounting firm has not performed any procedures on the European Schedule of Assets/Liabilities. The European Schedule of Assets/Liabilities has been provided solely for due diligence purposes and the Company disclaims any express or implied warranty in respect of the financial statements set forth in the European Schedule of Assets/Liabilities.

Section 5.03 Tax Matters. Except as set forth in Company Disclosure Schedule 5.03, to the Knowledge of the Company, all material Taxes of Sunterra Europe attributable to periods preceding or ending with the date of the Schedule of European Assets/Liabilities have been paid or have been included in a liability accrual for the specific Taxes on the Schedule of European Assets/Liabilities.

Section 5.04 Absence of Certain Changes. Except as contemplated by this Agreement or set forth in Company Disclosure Schedule 5.04, since December 31, 2006, (a) Sunterra Europe has carried on and operated the European Business in all material respects in the Ordinary Course of Business and (b) there have not been any events, changes or occurrences that have had a European Material Adverse Effect.

Section 5.05 Absence of Undisclosed Liabilities. Except as and to the extent specifically (i) set forth in the Schedule of European Assets/Liabilities at December 31, 2006, or (ii) disclosed in Company Disclosure Schedule 5.05, Sunterra Europe has no known liabilities of a nature required to be disclosed on a balance sheet of Sunterra Europe prepared in accordance with GAAP or the notes thereto, other than commercial liabilities incurred since December 31, 2006 in the Ordinary Course of Business, or which would not reasonably be expected to have a European Material Adverse Effect.

Section 5.06 Insurance. Company Disclosure Schedule 5.06 sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by Sunterra Europe (the “European Policies”). The European Policies (i) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted Sunterra Europe of a scope and coverage consistent with customary practice in the industries in which Sunterra Europe operates and (iii) are in full force and effect. To the Knowledge of the Company, Sunterra Europe is not in material breach or default, and has taken no action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the European Policies. To the Knowledge of the Company, no written notice of cancellation or termination has been received by Sunterra Europe with respect to any of the European Policies.

Section 5.07 Time Share Operations.

(a) Except as set forth on Company Disclosure Schedule 5.07(a), since the formation of Club Sunterra Limited, at the applicable measurement dates, Sunterra Europe or a European Subsidiary thereof has held all “founder member” rights. Except as set forth on Company Disclosure Schedule 5.07(a), Club Sunterra Limited is operated in accordance with the applicable articles of association, deeds of trust, rules and regulations, and management agreements.

(b) Company Disclosure Schedule 5.07(b) sets forth all management agreements in effect as of the date of this Agreement for the management or operation by Sunterra Europe or any European Subsidiary of any real estate or other properties.

(c) Company Disclosure Schedule 5.07(c) sets forth all affiliation agreements related to Club Sunterra Exchange Program or similar programs included as part of the European Business. Each of such affiliation agreements has been duly executed and delivered by Sunterra Europe or a European Subsidiary, as applicable.

(d) Company Disclosure Schedule 5.07(d) sets forth all reserves and assessments declared with respect to any European Real Property as of January 1, 2007, including the dollar amount of such reserves funded and the dollar amount of such assessment collected.

(e) The information contained in the “Time Share Resort Status” set forth on Company Disclosure Schedule 5.07(e) is true, accurate and complete in all material respect as of the date of this Agreement.

(f) The inventory information set forth on Company Disclosure Schedule 5.07(f) is true, accurate and complete in all material respect as of December 31, 2006.

(g) Since January 1, 2004, except for those purchase agreements entered into with individual customers, which may be governed by the Laws of the country in which the purchase is made, the agreements establishing the terms and conditions of any non-deeded sale of any interest in any European Real Property, and all agreements pertaining to the financing of such sale, have provided that the Laws of the England and Wales would govern the enforcement and interpretation of such documents.

Section 5.08 No Litigation. Except for collection actions arising in the Ordinary Course of Business, or as otherwise set forth on Company Disclosure Schedule 5.08, there is no litigation pending or, to the Knowledge of the Company, threatened against Sunterra Europe or any European Subsidiary. To the Knowledge of the Company, neither Sunterra Europe nor any European Subsidiary nor any of their respective businesses or assets is subject to any Order that would be reasonably expected to have a European Material Adverse Effect.

Section 5.09 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article V, neither the Company nor any other Person makes any representation or warranty with respect to Sunterra Europe or the European Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of the North American Business Pending the Closing. From the date of this Agreement to the Purchase Date, except as expressly required by this Agreement, or otherwise with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed; it being understood that should Parent fail to respond to a request for consent within two Business Days of Parent’s receipt of such request, Parent shall be deemed to have provided such consent), the Company shall, and shall cause each of the Company Subsidiaries with respect to the North American Business, to (a) carry on its respective businesses in the Ordinary Course of Business, (b) use commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current officers and employees, (c) use commercially reasonable efforts to preserve its existing relationships with principal customers, suppliers and other Persons with which it has business dealings and (d) comply in all material respects with all Laws applicable to it or any of its properties, assets or business. Without limiting the generality of the foregoing, the Company shall not, and it shall cause the Company Subsidiaries and Trusts not to, between the date of this Agreement and the Purchase Date, except as expressly required by this Agreement or set forth on Company Disclosure Schedule 6.01, directly or indirectly, do, or commit to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed; it being understood that should Parent fail to respond to a request for consent within two Business Days of Parent’s receipt of such request, Parent shall be deemed to have provided such consent):

(i) Amend or otherwise change its Charter or By-Laws or the equivalent organizational documents;

(ii) Sell, pledge or encumber any stock owned by the Company in any of the Company Subsidiaries;

(iii) Issue, reissue, sell, or authorize the issuance, reissuance or sale of any shares of capital stock of any class, or any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote on any matters on which stockholders of the Company may vote) (“Company Voting Debt”), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any Company Voting Debt, or any other ownership interest (including, but not limited to, stock appreciation rights, phantom stock or stock-based performance units) of the Company (except for the issuance of shares of Common Stock required to be issued pursuant to the terms of the Options, Warrants and Convertible Securities outstanding as of the date hereof) or any Company Subsidiary or make any other changes in its capital structure;

(iv) Declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions by any wholly owned Company Subsidiary to its parent);

(v) Reclassify, combine, split, subdivide or redeem, purchase otherwise acquire, directly or indirectly, any shares of capital stock the Company or any Company Subsidiary or any securities convertible into or exercisable for any such shares of its capital stock or securities, other than pursuant to Options outstanding as of the date hereof in accordance with their terms;

(vi) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(vii) Incur any indebtedness for borrowed money (including by issuance of debt securities) other than borrowings in the Ordinary Course of Business under the Company’s existing credit facility or issue any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, or assume, guarantee or endorse (other than for collection or deposit in the Ordinary Course of Business), or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances or make any capital contributions to, or investments in, any other Person;

(viii) Enter into, or modify, amend or terminate, any material Contract other than in the Ordinary Course of Business;

(ix) Other than in the Ordinary Course of Business, as is required by contractual obligations existing as of the date hereof (including pursuant to any collective bargaining agreements) or as is required by applicable Law, (A) increase the compensation or fringe benefits of any of its directors, officers, employees, contractors or consultants except as required by contractual obligations existing as of the date hereof, (B) grant any increase in severance or termination pay not currently required to be paid under existing severance plans or Contracts to any director, officer or other employee, consultant, or contractor of the Company or any Company Subsidiary, except for any increase as a result of promotion, (C) enter into any employment, consulting or severance agreement or arrangement, including any arrangement to provide post-retirement medical or life insurance benefits, with any present or former director, officer or other employee, consultant, or contractor of the Company or any Company Subsidiary providing for an annual base salary in excess of $175,000 or (D) except as contemplated by this Agreement, establish, adopt, enter into or amend or terminate, or take any action to accelerate any rights or benefits under, or make any material determination not in the Ordinary Course of Business consistent with past practice under, any collective bargaining agreement, Employee Plan or employee benefit arrangement that would have been Employee Plans if they were in effect as of the date hereof, including, but not limited to, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, termination, severance or other plan for the benefit of any directors, officers, consultants, contractors or employees; provided, however, that it is understood that the establishment of annual bonus plans for 2007 furnished to Parent and Purchaser is deemed to be made in the Ordinary Course of the Business;

(x) Except as may be required as a result of a change in Law or GAAP, change any of the accounting methods, practices or principles used by it;

(xi) Except as may be required to comply with a change in Law, make any material tax election, make or change any method of accounting with respect to Taxes, file any amended Tax Returns or settle or compromise any material federal, state, local or foreign Tax liability or refund;

(xii) Except for any litigation described in Company Disclosure Schedule 4.08, settle or compromise any pending suit, action, audit or claim in excess of $100,000 (A) against the Company or any Company Subsidiary by any Governmental Entity, or (B) which is material to the Company and Company Subsidiaries, taken as a whole, or which relates to the transactions contemplated hereby;

(xiii) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any material Company Subsidiary (other than the Merger);

(xiv) Except for any litigation described in Company Disclosure Schedule 4.08, (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (I) in the Ordinary Course of Business and consistent with past practice or in accordance with their terms, of liabilities identified specifically and by amount in Company Schedule 6.01(xiv) or (II) of liabilities incurred in the Ordinary Course of Business, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

(xv) Other than interest in the Trusts in connection with the sale of time-share interest in the Resorts in the Ordinary Course of Business, sell, lease (as lessor), license or otherwise dispose of or subject to any lien or encumbrance any properties or assets, except sales of excess or obsolete assets or properties; or

(xvi) Take, or propose to take, or agree to take in writing or otherwise, any of the actions described in this Section 6.01.

Section 6.02 Conduct of the European Business Pending the Closing. From the date of this Agreement to the Purchase Date, except as expressly required by this Agreement, or otherwise with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed; it being understood that should Parent fail to respond to a request for consent within five Business Days of Parent’s receipt of such request and all information reasonably necessary to make an informed decision, Parent shall be deemed to have provided such consent), the Company shall cause Sunterra Europe with respect to the European Business, to (a) carry on the European Business in the Ordinary Course of Business, (b) use commercially reasonable efforts to preserve intact the current business organization and keep available the services of the current officers and employees of Sunterra Europe, (c) use commercially reasonable efforts to preserve existing relationships with principal customers, suppliers and other Persons with which Sunterra Europe has business dealings and (d) comply in all material respects with all Laws applicable to the European Business or any of the properties, assets or business of Sunterra Europe. Without limiting the generality of the foregoing, the Company shall cause Sunterra Europe not to, between the date of this Agreement and the Purchase Date, except as expressly required by this Agreement or set forth on Company Disclosure Schedule 6.02, directly or indirectly, do, or commit to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed; it being understood that should Parent fail to respond to a request for consent within two Business Days of Parent’s receipt of such request, Parent shall be deemed to have provided such consent):

(i) Amend or otherwise change its Memorandum or Articles of Association or the equivalent organizational documents;

(ii) Sell, pledge or encumber any stock owned by Sunterra Europe in any of the European Subsidiaries;

(iii) Issue, reissue, sell, or authorize the issuance, reissuance or sale of any shares of capital stock of any class, or any bonds, debentures, notes or other indebtedness of Sunterra Europe having the right to vote (or convertible into, or exchangeable for, securities having the right to vote on any matters on which stockholders of Sunterra Europe may vote) (“European Voting Debt”), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any European Voting Debt, or any other ownership interest (including, but not limited to, stock appreciation rights, phantom stock or stock-based performance units) of Sunterra Europe (except for the issuance of shares of capital stock required to be issued pursuant to the terms of the options outstanding as of the date hereof) or any European Subsidiary or make any other changes in its capital structure;

(iv) Declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions by any wholly owned European Subsidiary to its parent);

(v) Reclassify, combine, split, subdivide or redeem, purchase otherwise acquire, directly or indirectly, any shares of capital stock of Sunterra Europe or any European Subsidiary or any securities convertible into or exercisable for any such shares of its capital stock or securities, other than pursuant to options outstanding as of the date hereof in accordance with their terms;

(vi) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to Sunterra Europe and the European Subsidiaries, taken as a whole;

(vii) Other than borrowings in the Ordinary Course of Business under Sunterra Europe’s existing credit facilities or intercompany arrangements, incur any indebtedness for borrowed money (including by issuance of debt securities) or issue any debt securities or warrants or other rights to acquire any debt securities of Sunterra Europe or any European Subsidiary, or assume, guarantee or endorse (other than for collection or deposit in the Ordinary Course of Business), or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances or make any capital contributions to, or investments in, any other Person;

(viii) Enter into, or modify, amend or terminate, any material Contract other than in the Ordinary Course of Business;

(ix) Except as may be required as a result of a change in Law or GAAP or as would not reasonably be expected to result in a European Material Adverse Effect, change any of the accounting methods, practices or principles used by it;

(x) Except for any litigation described in Company Disclosure Schedule 6.02(x), settle or compromise any pending suit, action, audit or claim in excess of $100,000 (A) against Sunterra Europe or any European Subsidiary by any Governmental Entity, or (B) which is material to Sunterra Europe and the European Subsidiaries, taken as a whole, or which relates to the transactions contemplated hereby;

(xi) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Sunterra Europe or any European Subsidiary (other than the Merger);

(xii) Other than interest in the Trusts in connection with the sale of time-share interest in the Resorts in the Ordinary Course of Business, sell, lease (as lessor), license or otherwise dispose of or subject to any lien or encumbrance any properties or assets, except sales of excess or obsolete assets or properties; or

(xiii) Take, or propose to take, or agree to take in writing or otherwise, any of the actions described in this Section 6.02.

Section 6.03 No Solicitation.

(a) Unless and until this Agreement has been terminated in accordance with Section 8.01 (and the payments, if any, required to be made in connection with such termination have been made), the Company shall not, and shall not permit any of its Affiliates to, and shall use commercially reasonable efforts to cause its and its Affiliates’ officers, directors, employees, consultants, representatives and other agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, the “Representatives”), not to, (i) knowingly encourage, solicit, initiate or encourage the making of, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (ii) participate in any way in discussions or negotiations with, or furnish or disclose any nonpublic information to, any Person (other than Parent or Purchaser) in connection with any Acquisition Proposal, (iii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser the approval and/or recommendation of the Offer, the Merger or this Agreement, (iv) approve or recommend, or propose to approve or recommend any Acquisition Proposal or (v) enter into any agreement, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal; provided, however, that this Section 6.03 shall not prohibit the Company or the Representatives from participating in discussions or negotiations with, or furnishing or disclosing nonpublic information to, any Person in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to the Company by such Person after the date of this Agreement and prior to the date any Shares are accepted for payment pursuant to the Offer (and not withdrawn) if (I) none of the Company, any of its Affiliates or any of the Representatives shall have violated in any material respect the provisions of this Section 6.03, (II) a majority of the members of the Company’s Board of Directors determines in good faith, after discussions with its outside counsel and financial advisors, that such Acquisition Proposal is or could reasonably constitute a Superior Proposal, (III) the Company’s Board of Directors determines in good faith, after discussions with its outside counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable Law; (IV) prior to or simultaneously with participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, the Company shall give Parent written notice of the Company’s intention to participate in discussions or negotiations with, or furnish or disclose nonpublic information to, such Person (without identifying such Person), and the Company receives from such Person an executed confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement, (V) prior to or simultaneously with furnishing or disclosing any nonpublic information to such Person, the Company furnishes such information to Parent (to the extent such information has not been previously delivered or made available by the Company to Parent), and (VI) the Company provides Parent with written notice at least three Business Days prior to any meeting of the Company’s Board of Directors at which the Company’s Board of Directors will consider the approval of any Superior Proposal and the key terms thereof. In addition, it is understood and agreed that, for purposes of this Section 6.03, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a “stop-look-and-listen communication” shall not be deemed a violation of this Section 6.03 or a basis for termination under Section 8.01.

(b) In addition to the obligations of the Company set forth in Section 6.03(a), the Company as promptly as practicable shall advise Parent of any request for information or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation (but not the identity of any potential acquiror or party to the Acquisition Proposal or any information that might reasonably enable the identification of such party). The Company shall promptly make available to Parent any nonpublic information the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent (but not the identity of any potential acquiror or party to the Acquisition Proposal).

(c) The Company, its Affiliates and the Representatives shall immediately cease any discussions or negotiations, if any, with any other parties that may be ongoing as of the date hereof with respect to any Acquisition Proposal.

(d) “Acquisition Proposal” shall mean any proposal or offer (other than solely with respect to the assets of the European Business or the equity securities of Sunterra Europe or any European Subsidiary) from any Person (in each case, whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to (i) any direct or indirect acquisition or purchase of over 20% in fair market value of the consolidated assets of the Company or of over 20% of any class of equity securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, asset sale, recapitalization, liquidation, dissolution or similar transaction involving the Company, the consummation of which would result in the stockholders of the Company owning less than 50% of the capital stock of the combined or ongoing entity or the entity that succeeds to all or substantially all of the assets of the Company. “Superior Proposal” shall mean an Acquisition Proposal which the Company’s Board of Directors in good faith determines (based on such matters as it deems relevant, including the advice of the Company Financial Advisors and outside counsel), would be reasonably likely to, if consummated, result in a transaction that is more favorable to the stockholders of the Company than the transactions contemplated hereby (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise) and which is reasonably likely to be consummated.

(e) Subject to the provisions of Section 8.01, nothing contained in this Section 6.03 shall prohibit Purchaser from purchasing the Shares pursuant to the Offer or consummating the Merger.

Section 6.04 Access to Information.

(a) Subject to applicable Laws relating to the exchange of information and the Confidentiality Agreement, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 8.01, the Company shall, and shall cause each of its Company Subsidiaries to (A) maintain Parent’s and Purchaser’s access to the Data Room, and (B) upon reasonable notice, afford Parent and Purchaser, and their respective counsel, accountants, consultants, financing sources, and other authorized representatives, reasonable access during normal business hours to the properties, books and records of the Company and its Company Subsidiaries so that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its Company Subsidiaries; provided, however, that such investigation shall not affect the representations and warranties made by the Company in this Agreement; provided, further, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, jeopardize the protection of an attorney-client privilege, or expose the Company to risk of liability for disclosure of sensitive or personal information. Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement, and, without limiting the generality of the foregoing, Parent shall not, and shall cause its representatives not to, use such information for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, during the period commencing on the date hereof and ending on the earlier of (i) the Purchase Date and (ii) the date on which this Agreement is terminated pursuant to Section 8.01, the Company shall use its commercially reasonable efforts to cause its officers and employees to furnish such information and respond to such inquiries as Parent or Purchaser shall from time to time reasonably request regarding post-closing integration and operational issues and issues arising under this Agreement.

Section 6.05 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, after it becomes aware of (a) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any condition set forth in Annex I or II to be unsatisfied at any time from the date hereof to the

Purchase Date, or (iii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (b) any failure by the Company to comply in all material respects with any of its covenants or agreements hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.05 shall not limit or otherwise affect (1) the right of Parent to terminate this Agreement pursuant to Section 8.01, or (2) any other remedies available to Parent under Article VIII of this Agreement. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereunder, if the subject matter of such communication or the failure of such party to obtain such consent could reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated by this Agreement.

Section 6.06 Public Announcements. So long as this Agreement is in effect, the Company shall consult with Parent, and Parent shall (and shall cause Purchaser to) consult with the Company, to the extent practicable, before issuing, and provide the other party with a reasonable opportunity to review and comment upon, any press release, public filings (including with the SEC) or other public statements with respect to the Offer or the Merger and shall not issue, or permit their Affiliates to issue, any such press release, public filings (including with the SEC) or make any such public statement prior to such consultation.

Section 6.07 Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (a) cooperating in responding to inquiries from, and making presentations to, regulatory authorities and customers, (b) defending against and responding to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered, by any court or other Governmental Entity vacated or reversed, (c) cooperating in the preparation and filing of the Offer Documents, the Schedule TO and the Schedule 14D-9 and (d) promptly making all regulatory filings and applications, and any amendments thereto as are necessary for the consummation of the transactions contemplated by this Agreement.

Section 6.08 Takeover Statutes. If any state takeover Law or other similar Law becomes or is deemed to become applicable to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby, the Company shall promptly take all commercially reasonable actions necessary to render such Law inapplicable to all of the foregoing.

Section 6.09 Confidentiality Agreement. The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the filing of required documents with the SEC and disclosure of any information required to be disclosed under any Law, in each case, in connection with the consummation of the Offer, the Merger and the transactions contemplated hereby.

Section 6.10 D&O Indemnification and Insurance.

(a) From and after the Purchase Date, Parent shall, and shall cause the Company and the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company or provided executive services to the Company or any Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of, or provided executive services to, the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions contemplated hereby), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (A) the Company’s Charter and By-Laws and the organizational documents of such Subsidiaries as currently in effect and (B) the indemnification agreements previously made available to Parent and Purchaser by posting in the Data Room, which shall survive the transactions contemplated hereby and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the charter and by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company’s Charter and By-laws, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Purchase Date, Parent shall, and shall cause the Company and the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 6.10 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.10) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. Notwithstanding the foregoing, nothing contained in this Section 6.10(a) shall provide any Indemnitee with any greater rights to indemnification for any matter for which the Company is providing indemnification as of the date of the consummation of the Offer.

(b) An Indemnitee shall have the right, but not the obligation, to assume and control the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 6.10 (each, a “Claim”) with counsel selected by the Indemnitee, which counsel shall be reasonably acceptable to Parent; provided, however, that Parent (i) shall be permitted to participate in the defense of such Claim at its own expense and (ii) shall not be liable for any settlement effected without Parent’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Absent any conflicts of interest identified by counsel, each of Parent, the Company, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) Prior to the Effective Time, the Company shall purchase a “tail” insurance policy (which policy by its express terms shall survive the Merger), of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of the Company as the Company’s and its Subsidiaries’ existing policy or policies, for the benefit of the current and former officers and directors of the Company and each of its Subsidiaries with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability for claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that in no event shall the aggregate annual premium payable for such “tail” insurance policies exceed 200% of the aggregate annual premium paid by the Company for directors’ and officers’ insurance under the policies in effect as of the date of this Agreement (such amount being the “Maximum Premium”). If the Company is unable to obtain the “tail” insurance described in the first sentence of this Section 6.10(c) for an amount equal to or less than the Maximum Premium, the Company shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.

(d) The provisions of this Section 6.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.10 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10).

(e) In the event that the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.10.

Section 6.11 Rule 16b-3. Prior to the Effective Time, the Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

Section 6.12 Deregistration of Shares. Parent shall cause the Company’s securities to be de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.13 Financing. (a) Parent shall use its reasonable best efforts to arrange the Financing on the terms and conditions described in the Equity Commitment Letter and the Debt Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Equity Commitment Letter and Debt Commitment Letter, (ii) satisfy on a timely basis all conditions applicable to Parent and Purchaser to obtaining the Financing set forth therein, and (iii) consummate the Financing at or prior to the dates that Purchaser becomes obligated to accept for payment and pay for Shares pursuant to the Offer. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Equity Commitment Letter and the Debt Commitment Letter, Parent shall use its commercially reasonable efforts to arrange to obtain alternative financing on substantially similar terms from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach or alleged material breach by any party to the Equity Commitment Letter or the Debt Commitment Letter of which Parent or Purchaser becomes aware, or any termination or threatened termination of the Equity Commitment Letter or the Debt Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Equity Commitment Letter or the Debt Commitment Letter without first consulting with the Company or, if such amendment would, or would be reasonably expected to, materially and adversely affect or delay in any material respect the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement without first obtaining the Company’s prior written consent (such consent not to be unreasonably withheld or delayed).

(b) Parent acknowledges and agrees that the consummation of the transactions contemplated hereby is not conditioned upon the receipt by Parent or Purchaser of the proceeds contemplated by the Financing and that any failure by Parent or Purchaser to have available all funds necessary to pay for all the Shares pursuant to the Offer at the date that Purchaser becomes obligated to accept for payment and pay for Shares pursuant to the Offer shall constitute a willful breach by Parent and Purchaser of this Agreement.

(c) The Company shall assist and cooperate in connection with the syndication of the Financing as reasonably requested by Purchaser or Credit Suisse, including, without limitation, making senior management available to participate in the preparation of customary marketing materials, participation in meetings with prospective lenders and meetings with rating agencies, provided that such assistance shall not unreasonably interfere with the operations of the Company.

Section 6.14 Employee Benefits

(a) Parent shall, for a period of one (1) year immediately following the Effective Date, cause the Surviving Corporation and its Subsidiaries to provide employees of the Company and the Company Subsidiaries who continue their employment with Parent or its affiliates (the “Continuing Employees”) with (x) at least substantially the same level of base salary or wage rate and incentive bonus opportunity as in effect on the Effective Date and (y) employee benefit plans, programs, contracts and arrangements (other than stock options or other equity arrangement) that are substantially comparable in the aggregate to those employee benefit plans, programs, contracts and arrangements provided by the Company and the Company Subsidiaries to Continuing Employees prior to the Effective Date.

(b) For purposes of eligibility and vesting and, in the case of vacation and severance only, benefit accrual under the employee benefit plans of Purchaser or its affiliates providing benefits to Continuing Employees (the “Purchaser Plans”), Purchaser shall credit or cause to credit each Continuing Employee with his or her years of service with the Company and its Subsidiaries and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Plan. The Purchaser Plans shall not deny Continuing Employees coverage on the basis of pre-existing conditions and shall credit such Continuing Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Purchaser Plans.

ARTICLE VII

CONDITIONS TO THE MERGER

The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

(a) Purchaser shall have made, or caused to be made, the Offer and shall have accepted for payment and paid for Shares in an amount sufficient to satisfy the Minimum Condition provided for in Annex II;

(b) In the event that the Top-Up Purchase is required, the Company shall have issued, and the Parent or the Purchaser shall have paid for, the Top-Up Shares pursuant to Section 1.02(d) hereof; and

(c) No Law, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Purchaser):

(a) By the mutual written consent of Parent and the Company, by action of their respective Managing Member and the Company’s Board of Directors;

(b) By either of Parent or the Company if any Law shall have been promulgated that prohibits the consummation of the Offer or the Merger or if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have vacated or reversed in accordance with Section 6.07), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a party if the issuance of such final, non-appealable order, decree, ruling or other action was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(c) By either of Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms (including pursuant to the conditions set forth in Annex I or Annex II) or the Offer shall have expired without Purchaser having purchased any Shares pursuant thereto; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c) if Parent or Purchaser shall have materially breached this Agreement and the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company shall have materially breached this Agreement;

(d) By the Company (i) if the Company’s Board of Directors shall have approved and/or recommended, as applicable, or the Company shall have executed or entered into a definitive agreement with respect to, a Superior Proposal; provided, however, that such termination under this clause (i) shall not be effective until the Company has made the payments required by Section 8.03; or (ii) if Parent, Purchaser or any of their Affiliates shall have failed to commence the Offer in accordance with Section 1.01(a); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if such failure to have commenced the Offer shall have been caused by the Company’s failure to perform any of its obligations under this Agreement;

(e) By Parent if any of the following have occurred: (i) the Company, any of its Affiliates or any of the Representatives violates in any material respect any of the provisions of Section 6.03; (ii) the Company’s Board of Directors recommends to the Company’s stockholders any Acquisition Proposal or Superior Proposal; (iii) the Company enters into any agreement, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal or Superior Proposal; (iv) the Company’s Board of Directors or any committee thereof shall have withdrawn, or modified or changed, or publicly proposed to withdraw, modify or change, in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval and/or recommendation of the Offer, this Agreement or the Merger, or shall have approved and/or recommended, as applicable, or publicly proposed to approve or recommend an Acquisition Proposal; (v) the Company’s Board of Directors, upon reasonable request by Parent, fails to reaffirm publicly and unconditionally its recommendation to the Company’s stockholders that they tender their Shares in the Offer, which public reaffirmation must be made within five Business Days after Parent’s written request to do so (which request may only be made at any time an Acquisition Proposal is pending and not withdrawn); or (vi) an Acquisition Proposal is publicly announced and the Company fails to announce its continued recommendation of the Offer within five Business Days after such Acquisition Proposal is announced or materially modified; or

(f) By Parent or the Company in the event the Closing shall not have occurred on or before the date that is 90 days after the commencement of the Offer, or such other date as Parent and Company shall agree upon in writing; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(f) shall not be available to a party if such failure to close shall have been caused by such party’s failure to perform any of its obligations under this Agreement.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 6.09, 8.02 and 8.03, Article IX, the last sentence of Section 6.04(a), and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement at any time, and Sections 2.07, 2.09 and 6.10, which shall survive any termination of this Agreement following the Purchase Date), and, subject to Section 9.05, there shall be no liability on the part of Parent or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 8.03, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement. In the event of termination of this Agreement pursuant to Section 8.01 prior to the expiration of the Offer, Parent and Purchaser will promptly terminate the Offer upon such termination of this Agreement without the purchase of Shares thereunder. If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

Section 8.03 Termination Fee.

(a) If (i) the Company terminates this Agreement pursuant to Section 8.01(d)(i), (ii) Parent terminates this Agreement pursuant to Section 8.01(e) or (iii) the Company, Parent or Purchaser terminate this Agreement pursuant to Section 8.01(c) and in the case of such a termination pursuant to Section 8.01(c), (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal (other than any Acquisition Proposal solely with respect to the European Business) shall have been publicly announced or otherwise publicly communicated to the stockholders of the Company generally and not withdrawn at the time of termination and (B) prior to the six month anniversary of such termination, the Company shall enter into a definitive agreement with respect to such Acquisition Proposal (other than with respect to the European Business) or such Acquisition Proposal is consummated, then the

Company shall pay to Parent in immediately available funds an amount equal to $8,000,000 plus all reasonably documented, actual, out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers), up to $4,000,000 (I) at or prior to the time of termination in the case of a termination pursuant to Section 8.01(d)(i), (II) as promptly as reasonably practicable (and, in any event, within two business days following such termination) in the case of a termination pursuant to Section 8.01(e), or (III) in the event a Termination Fee is payable in the case of a termination pursuant to Section 8.01(c), as promptly as reasonably practicable (and, in any event, within two Business Days) following the consummation of an Acquisition Proposal in accordance with the foregoing provisions of this Section 8.03. Parent’s acceptance of the Termination Fee shall constitute conclusive evidence that this Agreement has been validly terminated (such sum, the “Termination Fee”).

(b) If the Company terminates this Agreement (i) pursuant to Section 8.01(d)(ii), (ii) as a result of a failure by Purchaser to accept for purchase and pay for Shares validly tendered and not withdrawn pursuant to the terms of the Offer following the satisfaction and/or waiver of the conditions contained in Annexes I and II, or (iii) pursuant to Section 8.01(c) as a result of the Commitment Letters having been withdrawn (other than primarily as a result of the Company’s failure to perform its obligations under this Agreement) and not otherwise replaced, then Parent shall pay to the Company in immediately available funds an amount equal to $8,000,000 (the “Reverse Termination Fee”) as promptly as reasonably practicable (and, in any event, within two Business Days following such termination).

(c) Each of Parent and the Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company or Parent, as the case may be, fails to pay amounts due pursuant to this Section 8.03 (when and if payable), and, in order to obtain such payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the other party for a fee set forth in this Section 8.03, the Company or Parent, as the case may be, shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate in effect on the date such payment was required to be made.

(d) Cloobeck hereby acknowledges and agrees to be liable for the prompt and complete performance of Parent’s obligations under Section 8.03(b) of this Agreement.

Section 8.04 Amendment. Subject to Section 1.01(b), this Agreement may be amended by the parties hereto by action taken by the Managing Member of Parent and the Company’s Board of Directors or by the respective officers authorized by such Managing Member or Company’s Board of Directors at any time prior to the Effective Time (notwithstanding any stockholder approval); provided, however, that, no amendment may be made which by Law requires approval by stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.05 Extension; Waiver. Subject to Section 1.01(b), at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Non-Survival of Representations and Warranties. The representations and warranties and agreements in this Agreement shall not survive beyond the Effective Time.

Section 9.02 Expenses. Whether or not the Merger is consummated, except as expressly set forth in Section 8.03, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 9.03 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes any and all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 9.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party (except that Parent may assign its rights and Purchaser may assign its rights, interest and obligations to any Affiliate of Parent without the consent of the Company, provided that no such assignment shall relieve Parent of any liability for any breach by such assignee). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.05 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedules and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except as provided in Article II on and after the Effective Time and Sections 6.10 and 6.14, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, that the Company shall have the right, on behalf of its shareholders, to pursue damages, including damages based on the amount of the Merger Consideration, in the event of Parent’s or Purchaser’s fraud or willful breach of this Agreement.

Section 9.06 Validity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 9.07 Notices. All notices and other communications given or made pursuant hereto shall be in writing (and shall be deemed to have been duly given or made when received) by delivery in Person, by fax, by telegram, or by registered or certified mail (postage prepaid, return receipt requested), in each case with the transmission of a simultaneous facsimile copy thereof, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Parent or Purchaser:

Diamond Resorts, LLC

3745 Las Vegas Blvd. South

Las Vegas, Nevada 89109

Attention: Stephen Cloobeck

Facsimile: (702) 798-8840

With copies to:

Diamond Resorts, LLC

3745 Las Vegas Blvd. South

Las Vegas, Nevada 89109

Attention: Richard Cloobeck

Facsimile: (702) 798-8840

and

Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP

10250 Constellation Boulevard

Los Angeles, California 90067

Attention: Jeffrey Soza, Esq.

Facsimile: (310) 556-2920

(b)	If to the Company:

Sunterra Corporation

3865 West Cheyene Avenue

North Las Vegas, NV 89032

Attention: James A. Weissenborn

Facsimile: (702) 304-7099

With copies to:

Sunterra Corporation

3865 West Cheyene Avenue

North Las Vegas, NV 89032

Attention: Frederick C. Bauman

Facsimile: (702) 304-7099

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: Michael A. Saslaw

Facsimile: (214) 746-7777

Section 9.08 Law Governing Agreement; Jurisdiction. This Agreement shall be construed and interpreted according to the Laws of the State of Maryland, excluding any choice of Law rules that may direct the application of the Laws of another jurisdiction. Any court of competent jurisdiction sitting within the State of Maryland will be the exclusive jurisdiction and venue for any dispute arising out of or relating to this Agreement.

Section 9.09 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 9.12 Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” shall have the meaning set forth in Section 6.03(d).

“Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Articles of Merger” shall have the meaning set forth in Section 2.02(b).

“Base Shares” shall have the meaning set forth in Section 1.02(d).

“Business Day” shall mean shall mean a day, other than a Saturday or Sunday, on which banks in New York, New York, are open for the transaction of banking business.

“By-Laws” shall have the meaning set forth in Section 2.05(b).

“Certificates” shall have the meaning set forth in Section 2.08(b).

“Charter” shall have the meaning set forth in Section 2.05(a).

“Claim” shall have the meaning set forth in Section 6.10(b).

“Cloobeck” shall have the meaning set forth in the recitals of this Agreement.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the recitals of this Agreement.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company’s Board of Directors” shall have the meaning set forth in the recitals of this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in the prefatory paragraphs of Article IV.

“Company Financial Advisors” shall have the meaning set forth in Section 1.02(b).

“Company Subsidiary” shall mean any of the domestic corporations, limited liability companies, partnerships or other entities organized under the Laws of the United States, of which capital stock or other equity or ownership interests are directly or indirectly owned by the Company. The term “Company Subsidiaries” shall mean more than one Company Subsidiary.

“Company Voting Debt” shall have the meaning set forth in Section 6.01.

“Confidentiality Agreement” shall mean that Agreement, dated October 11, 2006, between Parent and the Company.

“Contract” shall mean all written contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings that may be enforceable against the Company.

“Control” (including the terms “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Convertible Securities” shall have the meaning set forth in Section 4.01(f).

“Continuing Employees” shall have the meaning set forth in Section 6.14(a).

“Data Room” shall mean the virtual data room established by the Company on Intralinks through which the Company posted documents for inspection by Parent and Purchaser.

“Debt Commitment Letter” shall have the meaning set forth in Section 3.07(b).

“Debt Financing” shall have the meaning set forth in Section 3.07(b).

“Dissenting Shares” shall have the meaning set forth in Section 2.07(a).

“Effective Time” shall have the meaning set forth in Section 2.02(b).

“Employee Plan” shall have the meaning set forth in Section 4.14(a).

“Environmental Law” shall mean any Laws relating to regulation of pollution or the protection of human health or the environment, including without limitation the following federal statutes and their state counterparts, as each may be amended from time to time, and any regulations promulgated thereunder: the Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Safe Drinking Water Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which the Company or any Company Subsidiary is a member, an unincorporated trade or business under common control with the Company or any Company Subsidiary (as determined under Section 414(c) of the Code), or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) of which the Company or any Company Subsidiary is a member.

“European Business” shall mean the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of Sunterra Europe and the European Subsidiaries.

“European Material Adverse Effect” means, with respect to the European Business, any change, event or occurrence which has a material adverse effect on the assets and business or the results of operations or financial condition of Sunterra Europe and the European Subsidiaries, taken as a whole, other than changes, events, occurrences or effects after the date hereof (i) generally affecting (A) the vacation ownership industry, or (B) the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, except, in either case, an event which causes a disproportionate effect on Sunterra Europe and the European Subsidiaries, taken as a whole, or (ii) arising out of, resulting from or attributable to (A) changes in Law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (B) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (D) earthquakes, hurricanes, tornados or other natural disasters, or (E) any action taken by the Company or its Subsidiaries as contemplated or permitted by this Agreement or with Parent’s consent, or any failure by the Company to take any action as a result of the restrictions in Article VI of this Agreement.

“European Policies” shall have the meaning set forth in Section 5.06.

“European Subsidiary” shall have the meaning set forth in Section 5.01(b).

“European Voting Debt” shall have the meaning set forth in Section 6.02.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

“Expense Reimbursement” shall have the meaning set forth in Section 8.03.

“GAAP” shall mean accounting principles generally accepted in the United States.

“Governmental Entity” shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other.

“Indemnitee” shall have the meaning set forth in Section 6.10(a).

“Intellectual Property License Agreements” shall have the meaning set forth in Section 4.10(e).

“Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore; (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein; and (vi) any similar or equivalent rights to any of the foregoing (as applicable).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed in Company Disclosure Schedule 9.12(a).

“Laws” shall mean any applicable statute, law, ordinance, rule or regulation, including, but not limited to, statute, law, ordinance, rule or regulation applicable to timeshare, condominium or any other aspect of the Business.

“Lenders” shall have the meaning set forth in Section 3.07(b).

“Liability” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

“Liens” means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales Contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever.

“Litigation” means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, investigation or inquiry, whether civil, criminal or administrative.

“Material Adverse Effect” means, with respect to any party, any change, event or occurrence which has a material adverse effect on the assets and business or the results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than changes, events, occurrences or effects (i) generally affecting (A) the vacation ownership industry in the United States generally, or (B) the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, except, in either case, an event which causes a disproportionate effect on the Company or the Company Subsidiaries, taken as a whole, or (ii) arising out of, resulting from or attributable to (A) changes in Law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (B) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (D) earthquakes, hurricanes, tornados or other natural disasters, or (E) in the case of a Company Material Adverse Effect, (1) any action taken by the Company or its Subsidiaries as contemplated or permitted by this Agreement or with Parent’s consent, or any failure by the Company to take any action as a result of the restrictions in Article VI of this Agreement or (2) any change, event or occurrence which has a material adverse effect on the European Business.

“Maximum Premium” shall have the meaning set forth in Section 6.10(c).

“Merger” shall have the meaning set forth in the recitals of this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.06(a).

“MGCL” shall mean the Maryland General Corporation Law.

“Minimum Condition” shall have the meaning set forth in Annex II.

“MSDAT” shall have the meaning set forth in Section 2.02(b).

“North American Business” means the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company and its Subsidiaries other than the European Business.

“Offer” shall have the meaning set forth in the recitals of this Agreement.

“Offer Documents” shall have the meaning set forth in Section 1.01(c).

“Offer Price” shall have the meaning set forth in the recitals of this Agreement.

“Offer to Purchase” shall have the meaning set forth in Section 1.01(c).

“Options” shall have the meaning set forth in Section 2.09.

“Orders” shall mean any order, writ, injunction, judgment, plan or decree.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the North American Business or the European Business, as the case may be, through the date hereof consistent with past practice.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Paying Agent” shall have the meaning set forth in Section 2.08(a).

“Permitted Real Property Liens” shall have the meaning set forth in Section 4.10(a).

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Policies” shall have the meaning set forth in Section 4.11.

“Purchase Date” shall mean the first date on which Purchaser accepts for payment Shares tendered and not withdrawn pursuant to the Offer.

“Purchaser” shall have the meaning set forth in the preamble of this Agreement.

“Purchaser Plans” shall have the meaning set forth in Section 6.14(b).

“Real Property” shall have the meaning set forth in Section 4.10(c).

“Representatives” shall have the meaning set forth in Section 6.03(a).

“Resorts” shall mean each of the Real Property identified in the Company Disclosure Schedule 9.12(b) as a Resort.

“Reverse Termination Fee” shall have the meaning set forth in Section 8.03(b).

“Schedule 14D-9” shall have the meaning set forth in Section 1.02(b).

“Schedule of Assets/Liabilities” shall have the meaning set forth in Section 4.04.

“Schedule of European Assets/Liabilities” shall have the meaning set forth in Section 5.02.

“Schedule of Financial Information” shall have the meaning set forth in Section 4.04.

“Schedule TO” shall have the meaning set forth in Section 1.01(c).

“SEC” shall mean the Securities and Exchange Commission.

“Shares” shall have the meaning set forth in the recitals of this Agreement.

“Stock Plans” shall have the meaning set forth in Section 2.09.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Sunterra Europe” shall have the meaning set forth in Section 5.01(a).

“Superior Proposal” shall have the meaning set forth in Section 6.03(d).

“Surviving Corporation” shall have the meaning set forth in Section 2.01.

“Taxes” shall mean any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition, whether or not disputed and whether or not disputed and whether imposed by Law, Order, Contract or otherwise.

“Tax Returns” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Termination Fee” shall have the meaning set forth in Section 8.03(a).

“Top-Up Purchase” shall have the meaning set forth in Section 1.02(d).

“Top-Up Shares” shall have the meaning set forth in Section 1.02(d).

“Trusts” shall mean such trusts identified by the names of the corresponding Resorts, trust agreement, and trustee in Company Disclosure Schedule 9.12(b), in each case, created for the purposes of holding the fee title to each of the Resorts.

“UK GAAP” means accounting principles generally accepted in the United Kingdom.

“Undeveloped Land” shall mean such Real Property on which the Company or a Company Subsidiary proposes to construct or develop one or more resort or other buildings or on which no building or other residential or business structure has been constructed or developed.

“Warrants” shall have the meaning set forth in Section 4.01(f).

“Waste” shall mean (a) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (b) any chemical or other material or substance that is now regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (c) any other chemical or other material, waste or substance, exposure to which is now prohibited, limited or regulated by or under any Environmental Law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DIAMOND RESORTS, LLC,

By:	/s/ Richard L. Cloobeck

DRS ACQUISITION CORP.

By:	/s/ Richard L. Cloobeck

STEPHEN J. CLOOBECK (solely for purposes of Section 8.03(d))

By:	/s/ Stephen J. Cloobeck

SUNTERRA CORPORATION

By:	/s/ James A. Weissenborn

ANNEX I

PURCHASER’S CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer or Agreement (except for the provisions of Section 1.01(b) which shall remain applicable), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), to pay for any tendered Shares, and may delay the acceptance for payment of any tendered Shares and amend or terminate the Offer if at any time after the date of this Agreement and prior to the Purchase Date, any of the following events shall occur and be continuing or conditions shall exist:

(a)(i) the representations and warranties of the Company set forth in the Agreement shall not be true and correct, at and as of the expiration of the Offer as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except (x) for changes permitted by the Agreement or (y) where failure to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it prior to the expiration of the Offer, and such breach or failure has not been cured; or

(c) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period of at least five Business Days or (ii) any decline in any of the Dow Jones Industrial Average, the Standard & Poor’s Index of 500 Industrial Companies, the New York Stock Exchange Composite Index or the Nasdaq Composite Index in excess of 25% measured from the close of business on the trading day next preceding the date of the Agreement.

(d) the Agreement shall have been terminated in accordance with its terms.

Capitalized terms used but not defined in this Annex I shall have the meanings assigned to such terms in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the Agreement to which this Annex I is appended.

ANNEX II

OTHER CONDITION TO THE OFFER

Notwithstanding any other provision of the Offer or Agreement, Purchaser shall not accept for payment or pay for any tendered Shares if:

(a) there shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer such number of shares of Common Stock which when taken together with Shares (if any) then owned by Parent or any of its Subsidiaries or Affiliates and the Top-Up Shares (if any) represent a sufficient number of shares of Common Stock to effect a short-form merger under Section 3-106 of the MGCL (the “Minimum Condition”); or

(b) there shall be any injunction, judgment, ruling, order or decree instituted, issued or entered, or any Law enacted, issued, promulgated or enforced, by any Governmental Authority which restrains, enjoins or prohibits consummation of the Offer or the Merger or makes the consummation of the Offer or the Merger illegal;

Capitalized terms used but not defined in this Annex II shall have the meanings assigned to such terms in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the Agreement to which this Annex II is appended.

EXHIBIT A

FORM OF OPTION CANCELLATION AGREEMENT

                 , 2007

[                    ]

Re: Option Cancellation Agreement

Ladies and Gentlemen:

As set forth in the books and records of Sunterra Corporation, a Maryland corporation (the “Company”), the undersigned is the holder of record of In-the-Money Options (as such terms are defined in that certain Agreement and Plan of Merger, dated as of March 9, 2007, among Diamond Group Resorts, LLC, a Nevada limited liability company (“Parent”), DRS Acquisition Corp., a Maryland corporation (“Purchaser”), and the Company (the “Merger Agreement”)). All capitalized terms utilized herein, unless otherwise defined herein, shall bear the meaning ascribed to such terms in the Merger Agreement.

Pursuant to the terms and conditions of the Merger Agreement, and as described in the Offer Documents, the undersigned understands that, if the Offer is consummated, then effective at the Effective Time, Purchaser will be merged with and into the Company (the “Merger”). In connection with the Merger the undersigned understands and agrees, and represents and warrants to you, the Parent and the Purchaser that:

(a) at the Effective Time, all Stock Plans shall be terminated and all Options, including In-the-Money Options, and certificates representing such options, if any, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist;

(b) the undersigned shall cease to have any rights with respect to all Options, including In-the-Money Options (and any certificate representing any Option), other than and subject to the undersigned’s rights to receive the In-the-Money Option Cash Payment(s) pursuant to the Merger Agreement;

(c) the undersigned has become fully vested in the right to receive the In-the-Money Option Cash Payment(s) without requiring any payment by the undersigned of any cash with respect to the exercise of the respective In-the-Money Options of the undersigned, subject to the deduction of applicable withholding taxes;

(d) the undersigned is the holder of record of, and the sole owner of, all rights, title (beneficially or otherwise) and interests in, to and under the undersigned’s In-the-Money Options, such In-the-Money Options are not subject to any claim, lien, charge, security interest, pledge, mortgage, or any other restriction or encumbrance of any kind or nature, and the undersigned has not sold, assigned, granted, hypothecated, gifted or otherwise transferred or disposed of any rights, title or interests in, to or under the undersigned’s In-the-Money Options;

(e) the address, contact information, Social Security Number or Federal Employer Identification Number (FEIN), set forth below for the undersigned is true and correct; and

(f) as a condition precedent to the Paying Agent delivering such In-the-Money Option Cash Payment(s) to the undersigned, the undersigned is required to fully complete, date, sign and deliver, and hereby delivers, to you as the Paying Agent for the Parent and Purchaser, this Option Cancellation Agreement as the undersigned’s free and voluntary act.

Accordingly, the undersigned requests that you, as the Paying Agent for the Parent and Purchaser, deliver to the undersigned at the address set forth below for the undersigned, such In-the-Money Option Cash Payment(s), payable to the undersigned pursuant to the terms and conditions of the Merger Agreement, subject to the deduction of applicable withholding taxes, in exchange for all of the undersigned’s In-the-Money Options (and all of the shares of Company Common Stock issuable upon exercise of such In-the-Money Options), on or following the Effective Time pursuant to the terms and conditions of the Merger Agreement.

Very Truly Yours,

Full Legal Name of In-the-Money Options

Social Security Number or Federal Employer Identification Number (FEIN) of In-the-Money Options

Mailing Address of In-the-Money Options

Home Telephone Number:
Work Telephone Number:

E-Mail Address: